Exhibit 10.4

National Financial Partners Corp.

Change in Control Severance Plan

Article 1. Establishment and Purpose

1.1 Establishment of the Plan. NFP hereby establishes this Change in Control severance plan to be known as the “National Financial Partners Corp. Change in Control Severance Plan” (the “Plan”).

1.2 Purpose of the Plan. The Board of Directors of NFP has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a Change in Control (as defined in Section 2(l) hereof) of NFP, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened Change in Control.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a)           “AAA” means the American Arbitration Association.

(b)           “Arbitration Rules” means the Commercial Arbitration Rules of the AAA.

(c)           “Accounting Firm” has the meaning assigned in Section 7.1(c).

(d)           “Base Salary” means a Participant’s annual rate of salary or wages, including any amounts deferred at the election of the Participant, as in effect immediately prior to the Change in Control or during the Protected Period, as applicable.

(e)           “Beneficiary” means the persons or entities entitled to benefits hereunder upon a Participant’s death.

(f)            “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act).

(g)           “Benefit Continuation Period” means the period specified in a Participant’s Participation Schedule during which the Benefit Plans are continued pursuant to Section 6.1(c) hereof.

(h)           “Benefit Plans” means Welfare Benefit Plans and Fringe Benefits.

(i)           “Board” means the Board of Directors of NFP or its successor.

(j)            “Bonus Amount” means annual target bonus for the Participant as in effect immediately prior to the Termination Date or, in the event that the Participant’s employment is terminated by the Participant for Good Reason pursuant to Section 2(y)(ii), the annual target bonus for the Participant as in effect immediately prior to such reduction.

(k)           “Cause” when used in connection with the termination of a Participant’s employment by the Company under the Plan, means (i) the failure of the Participant to substantially fulfill his or her obligations with respect to his or her employment or service, (ii) the Participant is charged with or convicted of a felony or engages in conduct that constitutes gross negligence or gross misconduct in carrying out his or her duties with respect to his or her employment or service, (iii) violation by the Participant of any noncompetition, nonsolicitation or confidentiality provision contained in any agreement between the Participant and the Company, (iv) any material act by the Participant involving dishonesty or disloyalty or any act by the Participant involving moral turpitude which adversely affects the business of the Company or (v) the breach by the Participant of any material provision of the Company’s code of ethics or policies with regard to trading in securities of the Company or any other policies or regulations of the Company governing the conduct of its employees or contractors.

(l)           a “Change in Control ” shall be deemed to have occurred if:

(i)            any “person”, as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act of 1934, other than NFP or any employee benefit plan sponsored by NFP, becomes a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of the outstanding shares of common stock of NFP;

(ii)            the dissolution or sale of all or substantially all of the assets of NFP is consummated;

(iii)          a merger or consolidation is consummated after which (A) the shareholders of NFP immediately prior to the combination do not hold, directly or indirectly, Voting Securities or other ownership interests of the entity or entities, if any, that succeed to the business of NFP having more than 50% of the Voting Power (as defined below) of the combined company in substantially the same proportions as they beneficially owned the Voting Securities of NFP (there being excluded from the Voting Securities held by such shareholders, but not from the Voting Securities of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company) or (B) individuals who were Incumbent Members (as defined below) of NFP’s Board immediately before such combination do not hold a majority of the seats on the Board of Directors of the combined company;

(iv)          at any time after the date hereof, Incumbent Members cease for any reason to constitute at least a majority of the NFP Board; or

(v)           any other event occurs which the Board determines, in its discretion, to be a Change in Control.

(m)          “Code” means the Internal Revenue Code of 1986, as amended.

(n)          “Committee” means the Compensation Committee of the Board.

(o)           “Company” means National Financial Partners Corp., a corporation organized under the laws of the state of Delaware, including any and all subsidiaries, or any successor or successors thereto.

(p)           “Competitive Business” means the distribution of insurance, insurance-based products, annuities, estate planning services and/or employee benefit prototype arrangements with associated investment services.

(q)           “Confidential Information” means any and all information about the Company, including without limitation information relating to the trade secrets of the Company, disclosed to the applicable Participant or known by such Participant as a consequence of or through his or her relationship with the Company, if such information is not publicly available or generally available in the Company’s industry (other than through a breach by such Participant of Section 11(a)(i) hereof).

(r)           “Defined Contribution Plan” means the National Financial Partners Corp. 401(k) Plan and, if applicable, with respect to a Participant, any other “employee pension benefit plan” within the meaning of Section 3(2) of ERISA maintained by the Company in which the Participant was participating immediately prior to the Change in Control which is or was a defined contribution plan.

(s)           “Disability” means (i) a physical or mental condition entitling the Company to terminate the Participant’s employment pursuant to an employment agreement between the Participant and the Company or (ii) in the absence of such a provision for disability termination or in the absence of an employment agreement, a physical or mental incapacity of a Participant which entitles the Participant to benefits under the long term disability plan applicable to the Participant and maintained by the Company as in effect immediately prior to a Change in Control.

(t)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u)           “Excess Gross-Up” has the meaning assigned in Section 7.1(c).

(v)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(w)           “Excise Tax” has the meaning assigned in Section 7.1(b).

(x)           “Fringe Benefits” means any material fringe benefit provided to the Participant by the Company immediately prior to the Termination Date or, if more favorable to the Participant, immediately prior to the Change in Control.

(y)           “Good Reason,” when used with reference to a termination of a Participant’s employment with the Company, means, without a Participant’s express written consent, the occurrence of any of the following events during the Protected Period, provided, however, that none of the following shall constitute Good Reason unless (x) the Participant provides written notice to the Company which shall (A) state in detail the particular act or act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) be given within 180 days of the Participant’s learning of such act(s) or failure(s) to act and (y) the Company fails to cure the grounds stated in such notice within 30 days of its receipt of such notice:

(i) a material diminution in the Participant’s position, duties or responsibilities from those held, exercised and/or assigned to Participant immediately prior to a Change in Control,

(ii) a substantial reduction, in the aggregate, of current base salary, bonus opportunity, incentive compensation and benefits provided to the Participant other than an across-the-board reduction which applies to other similarly situated Participants;

(iii) any requirement that the Participant’s services be rendered primarily at a location or locations more than 50 miles from the Participant’s principal place of employment as of the date of a Change in Control;

(iv) any other event which is expressly described in the Participant’s Participation Schedule as Good Reason.

(z)	“Governing Documents” has the meaning assigned in Section 6.1(f).
(aa)

“Incumbent Members” means the individuals who, as of the date hereof, constitute the Board, provided, however, that any individual who becomes a member of the Board subsequent to the date hereof whose election or nomination for election by the stockholders of NFP was approved by a vote of at least a majority of the then Incumbent Members (excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board) shall be considered as though such individual were an Incumbent Member.

(bb)	“Legal Fees” has the meaning assigned in Section 13.1.
(cc)	“NFP” means National Financial Partners Corp. and its successors.
(dd)

“Non-Qualifying Termination” means a termination of a Participant’s employment (1) by the Company for Cause, (2) by the Participant for any reason other than Good Reason, or (3) as a result of the Participant’s death or Disability.

(ee)	“Participant” means an employee of the Company who fulfills the eligibility and participation requirements as provided in Article 4 hereof.
(ff)	“Participation Schedule” means the schedule evidencing the Participant’s participation in the Plan, attached hereto as Exhibit C.

(gg)	“Payment” has the meaning assigned in Section 7.1(b).
(hh)

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ii)	“Plan” means this National Financial Partners Corp. Change in Control Severance Plan.
(jj)

“Protected Period” means the period beginning on the first date during the Term on which a Change in Control occurs and ending eighteen months after that date (whether or not such end date is during the Term). Anything in the Plan to the contrary notwithstanding, if a Participant’s employment with the Company is terminated or the terms and conditions of the Participant’s employment are adversely changed in a manner which would constitute grounds for a termination of employment by the Participant for Good Reason prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination of employment or adverse change (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose within six months prior to the Change in Control or, if later, the date of the applicable Participant’s Participation Schedule and in connection with or in anticipation of the Change in Control, then for all purposes of the Plan the “Protected Period” for such Participant shall begin on the date immediately prior to the date of such termination of employment or adverse change and end eighteen months after the date of such Change in Control.

(kk)	“Restrictive Covenants” means the covenants set forth in Article 11.
(ll)	“Safe Harbor Amount” has the meaning assigned in Section 7.1(b).
(mm)	“Severance Factor” means the number specified in a Participant’s Participation Schedule used to determine the Severance Payment payable to a Participant pursuant to Section 6.1(b) hereof.
(nn)	“Severance Payment” means the benefit payable in accordance with Section 6.1(b).
(oo)

“Term” means the period commencing on the date of adoption of the Plan and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date of adoption of the Plan, and on each anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Term shall be automatically extended with respect to a Participant so as to terminate three years from such Renewal Date, unless at least 90 days prior to the Renewal Date the Company shall give notice to such Participant that the Term shall not be so extended, provided, however, that, notwithstanding any such notice by the Company, if a Change in Control occurs during the Term, the Term shall end no earlier than the second anniversary of the date of the Change in Control.

(pp)	“Termination Date” means the effective date of a Participant’s termination of employment as provided in Article 5.
(qq)	“Underpayment” has the meaning assigned in Section 7.1(c).
(rr)

“Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable or exchangeable, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(ss)

“Voting Securities” means any securities of a corporation entitled, or which may be entitled, to matters submitted to the stockholders of such corporation generally (whether or not entitled to vote in the general election of directors), or securities which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

(tt)

“Welfare Benefit Plans” means any employee benefit plan, program or arrangement within the meaning of Section 3(1) of ERISA, in which the Participant was participating immediately prior to the Termination Date or, if more favorable to the Participant, immediately prior to the Change in Control.

(uu)

“Without Cause” when used in reference to a termination of a Participant’s employment with the Company, means any termination of the Participant’s employment by the Company which is not a termination of employment for Cause, Disability or death.

Article 3. Administration

The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provisions of the Plan.

Article 4. Participation

The Board or the Committee shall designate those key employees of the Company entitled to participate in the Plan; provided that the Board or the Committee may delegate to the Chief Executive Officer of the Company the right to designate non-executive officers entitled to participate in the Plan. Each key employee so designated shall receive a Participation Schedule in substantially the form attached hereto. Such Participation Schedule shall specify: (a) the Severance Factor; (b) the Benefit Continuation Period; (c) whether or not the Participant will be entitled to the additional payment under Section 7.1; and (d) the additional events, if any, that constitute termination of employment for Good Reason. Notwithstanding anything in the Plan to the contrary, as a condition to participation, a Participant must execute his or her Participation Schedule evidencing the Participant’s agreement to be bound by the provisions of Article 11 hereof.

Article 5. Termination of Employment

5.1 Termination of Employment of a Participant By the Company During the Protected Period. (a) During the Protected Period, the Company shall have the right to terminate a Participant’s employment hereunder for Cause, for Disability, Without Cause or on account of the Participant’s death by following the procedures hereinafter specified.

(b) Termination of a Participant’s employment for Disability shall become effective thirty (30) days after a notice of intent to terminate the Participant’s employment, specifying Disability as the basis for such termination, is received by the Participant from the Committee. Termination of a Participant’s employment on account of his or her death shall become effective automatically as of the date of his or her death.

(c) A Participant may not be terminated for Cause unless the Participant is first given written notice in accordance with Section 15.7 which shall (A) state in detail the particular acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) be given within 180 days of a member of the Committee’s learning of such act or acts or failures to act. Following such notice, the Participant shall be given a reasonable opportunity to be heard by the Committee and to cure, to the extent capable of cure, the grounds stated in such notice. If, following such hearing, the Participant is furnished with written notice by the Committee confirming that, in its judgment, grounds for termination for Cause on the basis of the original notice exist, the Participant shall thereupon be terminated for Cause, subject to de novo review, at the Participant’s election, through arbitration in accordance with Article 12 hereof.

(d) The Company shall have the absolute right to terminate a Participant’s employment Without Cause at any time.

(e) If, subsequent to the Participant’s termination other than for Cause, it is determined by the Committee in good faith that, at the time of such termination, the Participant could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date, and the Participant shall take such actions (including repayment of any amounts distributed under this Plan) as are necessary to place the Company in the position it would have been in had the Participant been terminated for Cause on the Termination Date.

5.2 Termination of Employment By a Participant During the Protected Period. During the Protected Period, a Participant shall be entitled to terminate his or her employment with the Company and, if such termination is for Good Reason, to receive the benefits provided in Section 6.1 hereof. The Participant shall give NFP notice of voluntary termination of employment. Termination of Participant’s employment by the Participant pursuant to this Section 5.2 shall be effective ten (10) business days after the Participant gives notice thereof to NFP.

Article 6. Payments Upon Termination of Employment in Certain Circumstances

6.1 Termination other than Non-Qualifying Termination. If, during the Protected Period, the employment of a Participant shall terminate other than by reason of a Non-Qualifying Termination, then the Company shall provide to such Participant the following benefits:

(a) Accrued Compensation. NFP shall pay to the Participant, within thirty (30) days following the Termination Date, a lump sum cash amount equal to the sum of (i) the full Base Salary (without regard to any reduction constituting Good Reason) earned by the Participant through the Termination Date and unpaid at the Termination Date, (ii) any bonus awards earned by the Participant but not yet paid or credited as a deferral at the Termination Date, (iii) the amount of any Base Salary attributable to vacation earned by the Participant but not taken before the Termination Date, and (iv) the product of (a) one-twelfth of the Participant’s Bonus Amount and (b) the number of months and parts thereof from the beginning of the calendar year through the Termination Date.

(b) Severance Payment. NFP shall pay to the Participant or, in the event that the Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, to the Participant’s Beneficiary or Beneficiaries, not later than thirty (30) days following the Termination Date, a lump-sum cash Severance Payment equal to the sum of the product of the Participant’s Severance Factor times the sum of (i) the Participant’s Base Salary and (ii) the Participant’s Bonus Amount.

(c) Vesting of Equity Awards. All outstanding stock options (if any) held by the Participant as of the Termination Date shall immediately vest and become exercisable and shall remain exercisable in accordance with their terms. All restricted shares, restricted stock units and other equity awards (if any) held by the Participant as of the Termination Date shall immediately vest.

(d) Benefits Continuation. The Company shall maintain in full force and effect (or otherwise provide) with respect to the Participant (and, to the extent applicable, his or her dependents) all Benefit Plans, upon the same terms and otherwise to the same extent as such Benefit Plans shall have been in effect immediately prior to the Termination Date (or, if more favorable to the Participant, immediately prior to the Change in Control), until the expiration of the Benefit Continuation Period, provided that the Participant’s continued participation is possible under the general terms and provisions of such Benefit Plans. The Company and the Participant shall share the costs of the continuation of such Benefit Plans in the same proportion as such costs were shared immediately prior to the Termination Date (or, if more favorable to the Participant, immediately prior to the Change in Control). In the event that the Participant’s participation in any such Benefit Plan is prohibited, the Company shall arrange to provide the Participant with benefits substantially similar to those which the Participant is entitled to receive under such Benefit Plan. Each Benefit Plan continued under this Section 6(d) shall cease on the date the Participant becomes eligible for another employer’s benefit plans providing the same type and level of benefits from a successor employer. In the event that the Participant becomes eligible for another employer’s benefit plans that do not provide the same level of benefits, the benefits received under the Benefit Plans shall be offset by any benefits available from the new employer. If the Company determines in good faith that any continued benefits to which a Participant would otherwise be entitled pursuant to this Section 6.1(d) would fail to comply with Section 409A of the Code, the Company shall, in lieu of such continued benefits, pay to the Participant a lump sum which represents the economic equivalent of such continued benefits.

(e) Defined Contribution Plan. The Company shall continue contributions to the Defined Contribution Plan(s) at the same level as were made immediately prior to the date of the Change in Control for the Benefit Continuation Period as if the Participant had remained employed with the Company through the end of such period, provided that the Participant’s continued participation is possible under the general terms and provisions of such Defined Contribution Plan(s). In the event the Participant’s participation in the Defined Contribution Plan(s) is prohibited, NFP shall pay the Participant an amount equal to the value of such benefit in a lump-sum cash payment not later than the Termination Date from the general assets of NFP.

(f) Indemnification. NFP shall indemnify the Participant and hold the Participant harmless from and against any claim, loss or cause of action arising from or out of the Participant’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Participant serves at the request of the Company to the maximum extent permitted by applicable law and NFP’s Certificate of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to the Participant hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Change in Control. If the Company determines in good faith that any indemnification to which a Participant would otherwise be entitled pursuant to this Section 6.1(f) would fail to comply with Section 409A of the Code, the Company shall, to the extent reasonably practicable, use reasonable efforts and take reasonable actions necessary to ensure that the payment of such indemnification complies with Section 409A or to provide a payment to the Participant that represents the economic equivalent of such indemnification and complies with Section 409A.

6.2 Non-Qualifying Termination. If during the Protected Period the employment of a Participant shall terminate by reason of a Non-Qualifying Termination, then NFP shall pay to the Participant, or, in the event that the Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, to the Participant’s Beneficiary or Beneficiaries, within thirty (30) days following the Termination Date, a lump sum cash amount equal to the sum of (i) the full Base Salary earned by the Participant through the Termination Date and unpaid at the Termination Date, (ii) any bonus awards earned by the Participant but not yet paid or credited as a deferral at the Termination Date, and (iii) the amount of any Base Salary attributable to vacation earned by the Participant but not taken before the Termination Date.

6.3 Other Agreements. The Severance Payment and the other benefits described in this Article 6 shall be payable in addition to, and not in lieu of, all other accrued, vested or deferred compensation, rights, options or other benefits which may be owed to a Participant following termination or upon a Change in Control, including but not limited to amounts or benefits payable under any incentive plan, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan; provided, however, that in the event the Participant is entitled to any benefits or payments upon his or her termination of employment under an employment agreement with, or other severance plan maintained by, the Company, the Participant shall not be entitled to the payments and benefits hereunder upon such termination unless the Participant then waives any rights that the Participant may then have under such employment agreement or severance plan in respect of such termination of employment. If the Participant does not waive his or her rights under such employment agreement or severance plan in accordance with this Section 6.3, the Participant shall not be entitled to any payments or benefits hereunder and shall not be bound by the Restricted Covenants contained herein. In the event that the Participant is entitled to receive from the Company benefits in the nature of severance under applicable law, then the amounts of benefits provided hereunder shall, to the extent lawful, be reduced by the amount of such legally mandated benefits.

Article 7. Gross-Up Payments

7.1 (a) This Article 7 shall apply to a Participant if and only if so expressly provided in the Participant’s Participation Schedule. No Payments (as such term is defined below) shall be made under this Article 7 on or after a Non-Qualifying Termination that constitutes a termination by the Company for Cause or by the Participant for any reason other than Good Reason.

(b) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or payroll taxes and Excise Tax imposed upon the Gross-Up Payment other than taxes imposed under Section 409A of the Code, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7.1(b), if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to the Participant without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to the Participant and the amounts payable under the Plan shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount.

(c) Subject to the provisions of Section 7.1(d), NFP shall cause all determinations required to be made under this Article 7, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions not specified herein to be used in arriving at such determinations, to be made by the Company’s independent auditors immediately prior to the Change in Control (the “Accounting Firm”). NFP shall cause the Accounting Firm to make such determination within fifteen business days after request therefor by notice from the Participant or NFP to such Accounting Firm and to the other party hereto. In making such determination with respect to any matter which is uncertain, NFP shall cause the Accounting Firm to adopt the position which it believes more likely than not would be adopted by the Internal Revenue Service. NFP shall cause the Accounting Firm to provide detailed supporting calculations with respect to its determination both to NFP and the Participant within such fifteen business day period. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Gross-Up Payment, if any, as determined pursuant to this Section 7.1(c), shall be paid by NFP to the Participant within five days of the receipt by NFP of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Participant, NFP shall cause the Accounting Firm to furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be final, binding and conclusive upon the Company and the Participant, except as provided in the following sentences of this Section 7.1(c). As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by NFP should have been made (an “Underpayment”) or that Gross-Up Payments which have been made by NFP should not have been made (an “Excess Gross-Up Payment”), consistent with the calculations required to be made hereunder. An Underpayment can result from a claim by the Internal Revenue Service or from a determination by the Accounting Firm. In the event that the Internal Revenue Service makes a claim and the Company exhausts its remedies pursuant to Section 7.1(d) and the Participant thereafter is required to make a payment of any Excise Tax, NFP shall cause the Accounting Firm to promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NFP to or for the benefit of the Participant. An Excess Gross-Up Payment can result from a determination by the Internal Revenue Service or the Accounting Firm. If the Accounting Firm makes an Excess Gross-Up Payment determination, NFP shall cause the Accounting Firm to furnish the Participant with a written opinion that the basis for its determination would be accepted by the Internal Revenue Service and that the Participant has a right to a refund of taxes or credit against taxes with respect to the Excess Gross-Up Payment. The Participant shall promptly repay to NFP an amount equal to the reduction in aggregate taxes due by the Participant resulting from such determination by the Internal Revenue Service or the Accounting Firm, provided that the Participant shall only be required to repay any portion of such amount that had been paid to the Internal Revenue Service to the extent that and when the Participant receives a refund from the Internal Revenue Service (or is entitled and able to utilize such amount as a credit against other taxes due).

(d) The Participant shall notify NFP in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by NFP of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise NFP of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to NFP (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If NFP notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i)            give NFP information reasonably requested by NFP relating to such claim,

(ii)           take such action in connection with contesting such claim as NFP shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NFP,

(iii)          cooperate with NFP in good faith in order effectively to contest such claim, and

(iv)          permit NFP to participate in any proceedings relating to such claim;

provided, however, that NFP shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any taxes, including, without limitation, any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.1(d), NFP shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NFP shall determine; provided, further, that if NFP directs the Participant to pay such claim and sue for a refund, NFP shall advance the amount of such payment to the Participant on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any taxes, including, without limitation, any Excise Tax or income or payroll taxes, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, NFP’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)           If, after the receipt by the Participant of an amount advanced by NFP pursuant to Section 7.1(d), the Participant becomes entitled to receive any refund with respect to a Gross-Up Payment, the Participant shall (subject to NFP’s complying with the requirements of Section 7.1(d)) promptly pay to NFP the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by NFP pursuant to Section 7.1(d), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and NFP does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Article 8. Withholding Taxes

The Company may withhold from all payments due hereunder to a Participant (or his or her beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Article 9. NFP’s Payment Obligation; No Mitigation

9.1 Payment Obligations are Absolute. NFP’s obligation to a Participant to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else, except to the extent so provided in Section 6.1(d), Article 7, and Section 15.10, if applicable. All amounts payable by NFP hereunder shall be paid without notice or demand. Each and every payment made hereunder by NFP shall be final, and the Company shall not seek to recover all or any part of such payment from Participants or from whomsoever may be entitled thereto, provided, however, that if the Participant’s employment is retroactively determined to have been terminated by the Company for Cause pursuant to Section 5.1(e) above the Company may require the Participant to repay any amounts distributed under this Plan to the extent necessary to place the Company in the position it would have been in had the Participant been terminated for Cause on the Termination Date.

Participants shall not be obligated to seek other employment or take other action by way of mitigation of the amounts payable or arrangements made under any provision of the Plan, and the obtaining of any such other employment shall in no event effect any reduction of NFP’s obligations to make the payments and arrangements required to be made under the Plan, except to the extent expressly provided in Section 6.1(d).

9.2 Contractual Rights to Benefits. Subject to the provisions of Section 15.5 hereof, the Plan, together with the applicable Participant’s Participation Schedule, establishes and vests in each Participant a contractual right to the benefits to which he is entitled hereunder.

Article 10. Successors and Assignment

10.1 Successors to NFP. NFP will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan. Failure of NFP to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of the Plan and shall entitle the Participants to resign for Good Reason.

10.2 Assignment by the Participant. The Plan shall inure to the benefit of and be enforceable by the Participant and each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

Article 11. Covenant Not to Compete; Covenant Not to Solicit.

(a) As a condition to participation in the Plan, a Participant shall agree to be bound by the following Restrictive Covenants, provided that (x) the Restrictive Covenant set forth in Section 11(a)(ii) below shall only apply in the event that the Participant’s employment terminates during the Protected Period other than by reason of a Non-Qualifying Termination and (y) the Restrictive Covenants set forth in Sections 11(a)(iii) and (iv) below shall apply only in the event that the Participant’s employment either (A) terminates during the Protected Period other than by reason of a Non-Qualifying Termination or (B) is terminated by the Company for Cause:

(i)            except to the extent (A) expressly authorized in writing by NFP or (B) required by law or any legal process, the Participant shall not at any time during the Participant’s employment with the Company or following the date of termination of the Participant’s employment with the Company disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information of NFP;

(ii)           for six (6) months following the Participant’s Termination Date, the Participant shall not engage in or become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any firm, partnership, corporation or other entity that conducts a Competitive Business anywhere in the United States except to the extent that (A) the Participant does not render services to, or have any authority or responsibility relating to, the Competitive Business if such Competitive Business constitutes 50% or more of the revenues of such entity or (B) the Participant does not spend more than 30% of his or her time on or related to the Competitive Business;

(iii)          for one (1) year following the Participant’s Termination Date, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company or induce any employee, agent or contractor of the Company to terminate his or her or her employment or cease doing business with the Company for any reason whatsoever; and

(iv)          for one (1) year following the Participant’s Termination Date, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, (A) engage in any business transaction or relationship or perform any services in any material way competitive with the Company with or for a client or prospective client of the Company or (B) interfere with any business relationship between the Company and any client or prospective client of the Company or induce any client or prospective client to discontinue any business relationship with the Company or to refrain from entering into a business relationship or transaction with the Company.

(b) The Restrictive Covenants are in addition to any rights the Company may have in law or at equity or under any other agreement.

(c) As a condition to participation in the Plan, a Participant shall further agree that it is impossible to measure in money the damages which will accrue to the Company in the event the Participant breaches the Restrictive Covenants. Therefore, if NFP shall institute any action or proceeding to enforce the provisions hereof, the Participant shall agree to waive the claim or defense that the NFP has an adequate remedy at law and the Participant shall agree not to assert in any such action or proceeding the claim or defense that NFP has an adequate remedy at law. The foregoing shall not prejudice NFP’s right to require the Participant to account for and pay over to NFP any profit obtained by the Participant as a result of any transaction constituting a breach of the Restrictive Covenants.

(d) The Participant’s agreement to be bound by the provisions of this Article 11 shall be effected by the Participant’s execution of his or her Participation Schedule.

Article 12. Arbitration of Disputes

(a) Any disagreement, dispute, controversy or claim arising out of or relating to the Plan or the interpretation or validity hereof shall be settled exclusively and finally by binding arbitration to be conducted in New York, New York. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of the Plan, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. Nothing in this Section 12(a) shall preclude the Company from seeking specific performance of the restrictive covenants set forth in Article 11 hereof in New York or such other jurisdiction as the Company may deem appropriate.

(b) The arbitration shall be conducted in accordance with the Arbitration Rules, except as otherwise provided below.

(c) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed in accordance with the Arbitration Rules and shall be a person who (i) maintains his or her or her principal place of business within 30 miles of New York, New York and (ii) has had substantial experience in executive compensation issues in the context of mergers and acquisitions. NFP shall pay all of the fees, if any, and expenses of such arbitrator.

(d) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing.

(e) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

(f) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of the Plan.

Article 13. Legal Fees and Insurance

13.1 Legal Fees. The Company agrees to pay, to the full extent permitted by law, on a quarterly basis, all legal fees and expenses which a Participant may reasonably incur as a result of any contest in which there is a reasonable basis for the claims or defenses asserted by the Participant and such claims and defenses are asserted by the Participant in good faith (regardless of the outcome thereof) regarding the validity or enforceability of, or liability under, any provision of the Plan (including as a result of any contest by the Participant about the amount of any payment pursuant to Article 6) (“Legal Fees”); provided, however, that the Company shall not be obligated to pay any Legal Fees, and the Participant shall be obligated to return any Legal Fees that were advanced plus simple interest on such amount from the date of advancement at the 90-day US Treasury Bill rate as in effect from time to time, compounded annually, if the arbitrator (as provided in Article 12) determines that the Participant was terminated for Cause or that the Participant did not have a good-faith basis to assert the claim in question. If the Company determines in good faith that payment by the Company of any Legal Fees to which a Participant would otherwise be entitled pursuant to this Section 13.1 would fail to comply with Section 409A of the Code, the Company shall, to the extent reasonably practicable, use reasonable efforts and take reasonable actions necessary to ensure that the payment of such Legal Fees complies with Section 409A or to provide a payment to the Participant that represents the economic equivalent of such Legal Fees and complies with Section 409A.

13.2 Directors’ and Officers’ Liability Insurance. The Company shall procure and during the Term, so long as it is not insolvent, shall maintain a directors’ and officers’ liability insurance policy providing appropriate coverage for the Participants.

Article 14. Trusts; Unfunded Status of Plan

14.1 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan and Participants shall have no claim against the Company or its assets other than as unsecured general creditors. Notwithstanding the foregoing, the Company may establish a trust or purchase other property to assist it in meeting its obligations hereunder as set forth in Section 14.2 below; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor.

14.2 Creation of Trusts. The Committee may, in its discretion, authorize the creation of one or more trusts (including sub-accounts under such trust(s)), and deposit therein amounts of cash, stock, or other property not exceeding the amount of the Company’s obligations with respect to the Plan, or make other arrangements to meet the Company’s obligations under the Plan, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

Article 15. Miscellaneous

15.1. Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the policies of the Company regarding termination of employment.

15.2. Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any amounts owing to the Participant under the Plan. Such designation must be in the form of a signed writing acceptable to the Committee. Participants may make or change such designations at any time.

15.3. Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural.

15.4. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.

15.5. Modification. The Board or the Committee may amend or modify the Plan; provided, however, that no provision of the Plan may be amended or modified in a manner adverse to a Participant unless such amendment or modification is agreed to in writing by such affected Participant.

15.6. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of New York (without regard to the choice of law provisions thereof) shall be the controlling law in all matters relating to the Plan.

15.7 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to NFP:

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, New York 10019

Attention: General Counsel

If to a Participant, to the Participant’s address as indicated on the Participant’s Participation Schedule,

or to such other address as either party may have provided to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.8 Joint and Several Obligation. If the Participant is employed during the Protected Period by one or more entities that form part of the Company, whether or not such Participant is also employed by NFP during the Protected Period, each such entity shall be jointly and severally liable together with NFP for the obligations of NFP to the Participant hereunder.

15.9 Mutual Releases. The payments and benefits provided pursuant to Article 6 of the Plan are intended as liquidated damages for a termination of a Participant’s employment by the Company other than for Cause or by reason of death or Disability or by the Participant for Good Reason, and shall be the sole and exclusive remedy therefor. Notwithstanding any provision hereof to the contrary, no Participant shall be entitled to any Severance Payments or benefits under Article 6 hereof until the effectiveness of a release executed by the Participant and delivered to NFP, substantially in the form of Exhibit A hereto, provided, however, that NFP shall have ten (10) days from the date of its receipt of such release to execute and deliver to the Participant a release substantially in the form of Exhibit B hereto and that, should it fail to do so within such time frame, the release executed by the Participant shall be null and void and the Participant shall be entitled to receive all benefits under the Plan that he or she would otherwise be entitled to receive had the mutual releases referred to in this Section 15.9 been fully executed.

15.10 Section 409A of the Code. The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing but subject to the next sentence of this Section 15.10, in the event that the Plan or any benefit paid or due to any Participant hereunder is deemed by the Participant and the Company to be subject to Section 409A of the Code, the Company shall make reasonable efforts to adopt such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the economic value of any benefits due to the Participant hereunder. Notwithstanding anything herein to the contrary the Company may postpone the date on which such Participant first becomes entitled to such benefit until the later of (i) the six-month anniversary of the Participant’s Termination Date and (ii) the date on which such benefit would have been paid to the Participant in accordance with the Company’s ordinary policies and practices to the extent that the Company determines in good faith that such postponement is necessary to ensure that the payment of such benefit complies with Section 409A of the Code, provided that the Participant shall not be entitled to receive any additional amount to offset any reduction in the economic value of any benefit the payment of which is postponed in accordance with in this Section 15.10 that results from such postponement.

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is entered into between National Financial Partners Corp., a Delaware corporation (“NFP”), and ____________ (the “Participant”) as of the _____ day of________________, _______. NFP and the Participant agree as follows:

1.            Employment Status. The Participant’s employment with NFP shall terminate effective as of__________________, ________________.

2.             Payment and Benefits. Upon the effectiveness of the terms set forth herein, NFP shall provide the Participant with the payments and benefits set forth in the applicable sections of the National Financial Partners Corp. Change in Control Severance Plan (as amended from time to time, the “Plan”).

3.            Confidentiality of Release. The parties agree that the existence and terms of this Release are and shall remain confidential. The parties shall not disclose the fact of this Release or any of its terms or provisions to any person without the prior, written consent of the other party hereto; provided, however, that nothing in this Paragraph 3 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by the Participant to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 3, nor prohibit disclosure of such information within NFP in the ordinary course of its business to those persons with a need to know, as reasonably determined by NFP, or by NFP to any legal or financial consultant.

4.             No Liability. This Release does not constitute an admission by NFP, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Participant, of any unlawful acts or of any violation of federal, state or local laws.

5.            Release. In consideration of the payments and benefits set forth in the Plan, the Participant for himself or herself and his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Participant Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge NFP and its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “NFP Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which Participant Releasors had, now have, or may have or claim to have in the future against each or any of the NFP Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release relating to the Participant’s employment with NFP and its subsidiaries and affiliates; provided, however, that nothing herein shall release NFP from its continuing obligations under the Plan, this Release or under any plans or programs of NFP or impair the right or ability of Participant to enforce such obligation, and that this Release shall not apply to any rights the Participant may have to obtain contribution in the event of the entry of judgment against her as a result of any act or failure to act for which both the Participant and NFP are jointly responsible.

6.            Bar. The Participant acknowledges and agrees that if he or she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the NFP Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable NFP Releasee may recover from the Participant all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7.            Restrictive Covenants. The Participant acknowledges that the provisions of Article 11 of the Plan shall continue to apply pursuant to their terms.

8.            Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

9.             Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Participant acknowledges that he or she has been advised by NFP to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

10.          Revocation. The Participant has a period of seven (7) days following the execution of this Release during which the Participant may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.

11.          Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

[Participant]

NATIONAL FINANCIAL PARTNERS CORP.

By:
Title:

Exhibit B

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is entered into between National Financial Partners Corp., a Delaware corporation (“NFP”) and __________ (the “Participant”) as of the __________ day of __________ , ______. NFP and the Participant agree as follows:

1.         Release. NFP on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the “NFP Releasors”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Participant, and his or her heirs, executors, administrators, representatives, successors and assigns (hereinafter collectively referred to as the “Participant Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the NFP Releasors had, now have, or may have or claim to have in the future against each or any of the Participant Releasees by reason of any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release relating to the Participant’s employment with NFP and its subsidiaries (the “Claims”); provided, however, that nothing herein shall (A) release the Participant from Claims arising under or referred to or described in Article 11 of the National Financial Partners Corp. Change in Control Severance Plan (as amended from time to time, the “Plan”) or arising under any similar provision in any other agreement with or plan maintained by the Company, (B) impair the right or ability of NFP to enforce such Claims in accordance with the terms of the Plan or other applicable agreement or plan or (C) release the Participant from any Claims relating to or arising from the Participant’s violation of any applicable law.

2.         Bar. NFP acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Participant Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 1 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Participant Releasee may recover from NFP all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

3.         Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

4.         Confidentiality of Release. The parties agree that the existence and terms of this Release are and shall remain confidential. The parties shall not disclose the fact of this Release or any of its terms or provisions to any person without the prior, written consent of the other party hereto; provided, however, that nothing in this Paragraph 4 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by the Participant to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 4, nor prohibit disclosure of such information by or within NFP in the ordinary course of its business to those persons or entities with a need to know, as reasonably determined by NFP.

5.         No Liability. This Release does not constitute an admission by the Participant, or by NFP, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, of any unlawful acts or of any violation of federal, state or local laws.

6.         Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

NATIONAL FINANCIAL PARTNERS CORP.

By:
Title:

[Participant]

Exhibit C

FORM OF PARTICIPATION SCHEDULE

[Date]

[Name and

Address of Executive]

We are offering you the opportunity to become a Participant in the National Financial Partners Corp. Change in Control Severance Plan (the “Plan”). All defined terms used herein shall have the meaning ascribed to them in the Plan.

As a condition to your participation in the Plan, you must execute this Participation Schedule evidencing your agreement to be bound by all the terms of the Plan, including without limitation the provisions of Article 11 thereof.

Except as may be provided under any other agreement between you and the Company, your employment by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to change the status of your employment, or to change the policies of the Company regarding termination of employment.

For purposes of the Plan, your participation shall be determined based upon the following:

(a) Severance Factor:
(b) Benefit Continuation Period:
(c) Does the Gross-Up Payment provided under Section 7.1 apply to the Participant? Yes / No
[(d) Additional events that constitute termination of employment for Good Reason:][1]

Executed as of this ___ day of ________, 20__.

[Participant]

National Financial Partners Corp.[2]

By:
Title:
 ____________________________

1. Include bracketed language only if applicable.

2. If the Participant is employed by an entity other than NFP, add a signature for that entity as well.